Exhibit (h)(6)

FORWARD FUNDS

AMENDED AND RESTATED ADMINISTRATIVE PLAN

FOR INVESTOR CLASS SHARES

OF

FORWARD U.S. GOVERNMENT MONEY FUND

Forward Funds (the “Trust”) is an open-end management investment company registered as such under the Investment Company Act of 1940 (the “Act”). This Administrative Plan, amended and restated as of December 15, 2014 (“Administrative Plan”), refers to the Investor, Class shares of the Forward U.S. Government Money Fund (the “Government Fund”).

Section 1. Administrative Fee

Administrative Fee. The Trust, on behalf of the Investor Class shares of the Government Fund, is authorized to pay directly to Forward Management, LLC (“Forward Management”) under this Administrative Plan a non-distribution related administrative fee (“Administrative Fee”) for the provision of the services listed in Schedule A. The Administrative Fee shall be at an annual rate of 0.25% of the average daily net assets of the Government Fund attributable to the Investor Class shares.

Forward Management may, in its discretion, delegate the performance of some or all of these services to other persons (“Service Providers”); provided, however, that Forward Management will not delegate the performance of the services to any Service Provider that receives a separate fee for services paid under any distribution and service plan adopted under Rule 12b-1 of the Act for any portfolios of the Trust.

Payment of Administrative Fee. The Administrative Fee will be calculated and accrued daily and paid monthly or at such other intervals as the Board may determine by the Investor Class shares at the annual rate indicated above.

Section 2. Approval of Board

This Administrative Plan must be approved by a majority of the Board (“Board Approval”) and by a majority of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Administrative Plan or any such agreement (“Disinterested Trustee Approval”), by vote cast in person at a meeting called for the purposes of voting on such agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and Disinterested Trustee Approval.

Section 3. Continuance of the Plan

This Administrative Plan may continue in effect for longer than one year after its initial implementation only as long as such continuance is specifically approved at least annually by Board Approval and by Disinterested Trustee Approval, cast in person at a meeting called for the purpose of voting on this Administrative Plan.

Section 4. Termination

This Administrative Plan may be terminated at any time by a vote of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Administrative Plan or any agreement related to the implementation of this Administrative Plan, cast in person at a meeting called for the purposes of voting on such termination.

Section 5. Amendments

This Administrative Plan may not be amended in any material respect without Board Approval and Disinterested Trustee Approval.

Section 6. Written Reports

In each year during which this Administrative Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by the Government Fund pursuant to this Administrative Plan or any related agreement will prepare and furnish to the Board, and the Board will review, at least quarterly, written reports which set out the amounts expended under the Administrative Plan and the purposes for which those expenditures were made.

Date: September 1, 2008

As Revised: September 25, 2009

As Revised: January 13, 2010, Effective May 1, 2010

Amended and Restated: December 15, 2014

SCHEDULE A

The services to be provided pursuant to this Administrative Plan adopted with respect to the Investor Class shares of the Forward U.S. Government Money Fund:

1.	Answer shareholder queries about the status of their accounts.

2.	Provide shareholders with transaction status over the phone and/or the Internet.

3.	Provide information on distributions, returns, and yields of the Government Fund over the phone and/or the Internet.

4.	Provide information on the management of the Government Fund, including the holdings, industries and sectors.

5.	Provide information on the maturity distribution average coupon and credit quality of the holdings.

6.	Provide supplemental information on tax related issues such as state specific holding periods on fund distributions.